Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WESTWAY GROUP, INC.

Westway Group, Inc., a Delaware corporation (the Corporation), hereby certifies as of February 1, 2013 as follows:

1. The name of the corporation is currently “Westway Group, Inc.” The date of the filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 18, 2006 under the name “Shermen WSC Acquisition Corp.” The Corporation’s Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital was filed in the office of the Secretary of State of Delaware on April 27, 2006. Amended and Restated Certificates of Incorporation of the Corporation were subsequently filed in the office of the Secretary of State of Delaware on May 25, 2007 and May 28, 2009.

2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (and by the requisite vote of the Corporation’s stockholder acting by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware) and restates, integrates and further amends the provisions of the corporation’s existing Certificate of Incorporation.

3. The text of the corporation’s existing Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Westway Group, Inc. (hereinafter referred to as the Corporation).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same now exists or may hereafter be amended, the DGCL).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is ONE THOUSAND (1,000) shares of common stock, par value $0.01 per share (Common Stock). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation on all matters on which stockholders of the Corporation are entitled to vote.

FIFTH: In furtherance and not in limitation of the powers conferred by the law of the State of Delaware, the directors of the Corporation shall have power to adopt, amend or repeal any or all of the Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No amendment or repeal of this Article SEVENTH shall adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to such amendment or repeal.

EIGHTH: The number of directors that shall constitute the whole board of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation (or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation).

NINTH: The Corporation reserves the right to amend, repeal and/or add to the provisions of this Certificate in any manner now or hereafter permitted by the DGCL and all rights conferred upon directors, officers, employees or agents hereby are subject to this reservation.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation as of the date first written above.

WESTWAY GROUP, INC.

By:	/s/ Thomas A. Masilla, Jr.
Name:	Thomas A. Masilla, Jr.
Title:	Chief Financial Officer